EXHIBIT 99.1

[PHARMOS LOGO]                                             FOR IMMEDIATE RELEASE
99 Wood Avenue South, Suite 311                   Contact - U.S.:  Gale T. Smith
Iselin, NJ 08830                                                    732-452-9556
www.pharmoscorp.com                               Contact - Israel: Irit Kopelov
                                                                     08-940-9679

                    Pharmos Corporation Reports 2004 Results

Iselin, NJ, March 9, 2005 - Pharmos Corporation (Nasdaq: PARS) today reported financial results for the fourth quarter and twelve month period ended December 31, 2004. The net loss for the year increased to $22.0 million, or $0.24 per share in 2004 compared to a net loss of $18.5 million, or $0.27 per share in 2003. Cash and cash equivalents totaled $54.0 million at December 31, 2004, including $4.8 million in restricted cash targeted to satisfy the debt maturity in March 2005. The amount of cash and cash equivalents at December 31, 2004 does not include a net cash milestone payment of $9.3 million Pharmos received in January 2005 from a former marketing partner.

Year in Review:

In 2004 several milestones were reached in the Company's drug development programs.

      o Cannabinor for pain: Late-stage preclinical development is continuing on schedule. Cannabinor (PRS-211,375) has been found to be efficacious in pre-clinical animal models for various types of pain and for autoimmune diseases such as rheumatoid arthritis and multiple sclerosis. The clinical program is scheduled to start in the 2005 second half with a Phase I safety trial in healthy volunteers.

      o Dexanabinol for cognitive impairment following coronary artery bypass graft (CABG) surgery: Based on the exploratory Phase IIa trial unblinded in November 2004, the Company is continuing to evaluate clinical and regulatory aspects of this program and their impact on designing future clinical protocols. Details of the R&D program will be crystallized around mid 2005.

      o Dexanabinol for TBI: Analysis of the data from the Phase III trial unblinded in December 2004 shows that the trial was well-conceived, designed and implemented. However, in this trial where dexanabinol was administrated within six hours of injury and the clinical outcome was tested at six months, dexanabinol was not effective in treating severe TBI as demonstrated by the primary and the secondary outcome measures. Consequently, the TBI program has been discontinued.

      o     CB2 (cannabinoid receptor 2) selective synthetic cannabinoids:
            Pharmos is continuing the exploration of interesting compounds based on the CB2 selective library in order to identify new drug candidates in CNS and inflammation.

"We are very encouraged by the preclinical performance of cannabinor in multiple pain and autoimmune disease animal models, and we expect to initiate the clinical program in the second half of this year," said Dr. Haim Aviv, Chairman and CEO. "Our whole cannabinoid platform is an important asset, and we are excited by the potential of advancing additional drug candidates for treating neurological and inflammatory indications. The CABG program, the Phase II clinical results of which were announced in November 2004, is still under evaluation to determine next steps. We continue to use our human and financial resources prudently as we develop drugs for unmet needs and pursue the acquisition of new compounds that meet our criteria."

Operating expenses in 2004 increased $3.9 million to $19.9 million from $16.0 million in 2003. Net research and development expenses increased $1.3 million in 2004 to $12.9 million. The increase reflects increased investment in preclinical research to prepare cannabinor for human testing in 2005 and for clinical expenses to complete the exploratory Phase IIa trial of dexanabinol in CABG patients. Some of the increased R&D expense year over year was offset by decreases in clinical trial costs for the completed Phase III trial of dexanabinol for traumatic brain injury.

General and administrative expenses for 2004 increased to $6.4 million compared to $3.7 million in 2003. The year over year increase was due primarily to non-cash expenses for stock option and restricted stock grants to key individuals, an extension of the stock option exercise period for a former executive officer and greater accounting fees for Sarbanes-Oxley compliance. Additional factors included personnel recruitment fees and higher insurance fees. Salaries were higher for the year due to amortization of the 2004 deferred compensation retention award agreements for key executives and to increased headcount.

Other expenses in 2004 were $2.5 million, slightly lower than the $2.7 million in 2003. In a year over year comparison, the most notable increases to other expenses are due to four full quarters of interest expenses in connection with outstanding debentures from a financing in September 2003 and to decreased interest income. These factors were more than offset by recording of a derivative gain in 2004 compared to a derivative loss in 2003.

For the fourth quarter ended December 31, 2004, Pharmos reported a net loss of $4.8 million, or $0.05 per share compared to a net loss of $5.5 million, or $0.07 per share for the same period in 2003. Total operating expenses increased $1.3 million year over year from $4.0 million to $5.4 million. Increases in net research and development and general and administrative expenses were $ 0.6 million and $ 0.7 million, respectively. The other income and expense category was favorable by $1.8 million in the 2004 fourth quarter compared to the same period in 2003 due to decreased interest expenses for the convertible debt issued in September 2003, a derivative gain compared to a derivative loss pursuant to accounting requirements in connection with warrants issued in the Company's March 2003 private placement, and an increase in interest income.

Pharmos management will host a conference call to discuss the 2004 results at 11:00 AM Eastern Time today. A live webcast of the conference call will be available at http://phx.corporate-ir.net/playerlink.zhtml?c=70702&s=wm&e=1025847. To listen to the webcast, please go to the web site 15 minutes prior to its start to register, download, and install any necessary audio software. A webcast replay will be archived and accessible via the above link for a limited time afterward.

Pharmos discovers and develops novel therapeutics to treat a range of indications, in particular neurological and inflammation-based disorders. The Company recently completed a Phase IIa trial for its neuroprotective drug candidate, dexanabinol, from its tricyclic dextrocannabinoid platform technology, as a preventive agent against post-surgical cognitive impairment. Other compounds from Pharmos' proprietary synthetic cannabinoid library, primarily CB2-selective receptor agonist compounds, are in pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders. Clinical development in pain indications is expected to commence during 2005.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company's pipeline products and to the Company's expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

                                (Tables attached)

                    Pharmos Corporation Financial Highlights

                       Condensed Statements of Operations

                                                For the three months ended           For the year ended
                                              Dec. 31, 2004    Dec. 31, 2003    Dec. 31, 2004    Dec. 31, 2003
                                               (Unaudited)      (Unaudited)        (Audited)        (Audited)
                                               -----------      -----------        ---------        ---------
Expenses
     Research & development, gross             $  4,018,504     $  3,701,554     $ 16,335,334     $ 14,928,778
     Grants                                        (706,719)      (1,023,982)      (3,446,677)      (3,295,819)
                                               ------------     ------------     ------------     ------------
     Research & development, net                  3,311,785        2,677,572       12,888,657       11,632,959
     (exclusive of depreciation and
       amortization shown separately below)
     General & administrative                     1,923,779        1,210,573        6,413,803        3,746,570
     (exclusive of depreciation and
       amortization shown separately below)
     Depreciation and amortization                  134,321          149,131          577,691          654,617
                                               ------------     ------------     ------------     ------------
          Total operating expenses                5,369,885        4,037,276       19,880,151       16,034,146
                                               ------------     ------------     ------------     ------------

Other income (expense)
     Interest income                                207,867          103,197          658,010        1,051,242
     Other expense, net                              (1,853)         (12,016)          (9,939)         (56,362)
     Derivative gain (loss)                         381,497         (229,547)         525,074       (1,759,183)
     Interest expense                              (461,156)      (1,535,681)      (3,705,535)      (1,915,214)
                                               ------------     ------------     ------------     ------------
          Other income (expense), net               126,355       (1,674,047)      (2,532,390)      (2,679,517)
                                               ------------     ------------     ------------     ------------

Loss before income taxes                         (5,243,530)      (5,711,323)     (22,412,541)     (18,713,663)
Income tax benefit                                 (444,774)        (227,798)        (444,774)        (227,798)
                                               ------------     ------------     ------------     ------------

Net loss                                       ($ 4,798,756)    ($ 5,483,525)    ($21,967,767)    ($18,485,865)
                                               ============     ============     ============     ============

Net loss per share
     - basic and diluted                              ($.05)          ($0.07)          ($0.24)          ($0.27)
                                                      =====           ======           ======           ======

Weighted average shares outstanding
     - basic and diluted                         94,334,140       75,134,284       90,166,789       67,397,175
                                               ============     ============     ============     ============

                           Condensed Balance Sheets at

                                                     Dec. 31, 2004     Dec. 31, 2003
                                                       (Audited)         (Audited)
                                                       ---------         ---------
Assets
     Cash and cash equivalents                       $  49,014,530     $  49,292,641
     Restricted cash                                     4,846,155        11,192,312
     Research and development grants
         receivable                                      1,537,782           681,245
     Debt issuance costs                                    45,648           967,402
     Prepaid expenses and other current assets             262,810           585,020
                                                     -------------     -------------
         Total current assets                           55,706,925        62,718,620

     Fixed assets, net                                     987,451         1,255,096
     Restricted cash                                       139,594         4,984,295
     Severance pay funded                                  811,926           614,411
     Other assets                                           18,946            20,589
     Debt issuance costs                                        --            29,471
                                                     -------------     -------------
         Total assets                                $  57,664,842     $  69,622,482
                                                     =============     =============

Liabilities and Shareholders' Equity
     Accounts payable                                $   2,462,162     $   3,005,461
     Accrued expenses                                    1,155,413         1,751,200
     Warrant liability                                     297,955           823,029
     Accrued wages and other compensation                  756,488         1,111,935
     Convertible debentures, net                         4,765,540        13,702,412
                                                     -------------     -------------
         Total current liabilities                       9,437,558        20,394,037

     Other liability                                        39,412            10,000
     Convertible debentures, net                                --         4,773,339
     Severance pay                                       1,197,039           989,005
                                                     -------------     -------------
         Total liabilities                              10,674,009        26,166,381
                                                     -------------     -------------

Commitments and contingencies

Preferred stock, $.03 par value, 1,250,000 shares
    authorized, none issued and outstanding                     --                --
Common stock, $.03 par value; 150,000,000 shares
    authorized, 95,137,076 and 85,568,205 issued
    2004 and 2003, respectively                          2,854,112         2,567,047
Deferred compensation                                   (1,701,122)          (66,660)
Paid in capital                                        188,809,955       161,960,059
Accumulated deficit                                   (142,971,686)     (121,003,919)
Treasury stock at cost 14,189 shares
    in 2004 and 2003, respectively                            (426)             (426)
                                                     -------------     -------------

     Total shareholders' equity                         46,990,833        43,456,101
                                                     -------------     -------------

     Total liabilities and shareholders' equity      $  57,664,842     $  69,622,482
                                                     =============     =============